EXHIBIT 10.17

MODIFICATION AND EXTENSION AGREEMENT

         THIS MODIFICATION AND EXTENSION AGREEMENT ('Agreement') is executed as of the 14th day of April, 2012, by and among, L Frankel Irrv Childrens TR (‘Lender’) and Game Face Gaming, Inc., a Florida Corporation ('Company').

RECITALS

         A. Game Face Gaming, Inc as Maker owes the sum of Fifty Thousand Dollars ($50,000)pursuant to that certain Promissory  Note dated February 22, 2011, a copy of which is attached hereto as Exhibit 'A' (hereinafter referred to as the 'Note').

1.                Interest Payments. Accrued unpaid interest shall be paid upon the Maturity Date.  At the Holders's option, the Company may make any interest payment either in cash or by delivery of a number of shares of the Company's Common Stock ("Common Stock") with a value equal to the amount of interest due and payable, calculated by the greater of Twenty-Five cents ($0.25) per share or at Fifty percent (50%) of the average closing bid price of the Common Stock on the OTC Bulletin Board (or whatever exchange, market or quotation system the Common Stock is then traded), for the ten (10) trading days ending five (5) days before the date that such payment is due.

2.                Application of Payments. All payments of principal and interest shall be in lawful money of the United States of America, except as set forth below in connection with conversion of this Note. All payments on account of the indebtedness evidenced by this Note shall be applied first to any and all costs, expenses and other charges then owed the Holder by the Company, second, to accrued and unpaid interest, and thereafter to the unpaid principal balance hereof. All payments so received after demand or acceleration shall be applied in such manner as the Holder may determine in its sole and absolute discretion.

3.                Maturity Date. Unless this Note has been converted pursuant to the terms of this Note or unless earlier accelerated by the terms of this Note, the principal amount hereof, together with all unpaid accrued interest hereon and all other fees, costs and charges, if any, shall be due and payable on the date which is earlier: (i) eight (8) months from the original date of this Note (the "Maturity Date") or, (ii) upon the closing of any offering including the sale of securities or any debt or convertible offering from which the company shall have raised the gross amount of two million dollars ($2,000,000.00). No payments of principal or interest are required hereunder until the Maturity Date, except as otherwise provided herein.

4.                Prepayment. Before the Maturity Date, the Company may prepay this Note, in whole or in part, at any time without penalty, upon five (5) days advance notice to the Holder. If the Company delivers such a notice to the Holder, then the Holder may elect, within such five day period, to convert the Note into the Underlying Securities based on the provisions of Section 5.

5.                Conversion. The principal amount of this Note and all unpaid interest accrued on this Note (together, sometimes referred to as the "Note Balance") may be converted, as follows:
Conversion at the Option of the Holder. At any time commencing sixty (60) days after the date of issuance of this Note and before the Maturity Date or earlier conversion of this Note, the Holder, at Holder's option and upon ten (10) days prior written notice to the Company, may convert in whole or in part the outstanding principal and accrued but unpaid interest of this Note (the amount to be converted referred to as the "Note Amount") into a number of shares of Common Stock (sometimes referred to as the "Underlying Securities") determined by the greater of Twenty-Five cents ($0.25) per share or at fifty percent (50%) of the average closing bid price of the Common Stock on the OTC Bulletin Board (or whatever exchange, market or quotation system the Common Stock is then traded), for the ten (10) trading days ending five (5) days before the conversion date.

6.                Mechanics of Conversion. As promptly as practicable after the conversion of this Note, this Note shall be cancelled, and the Company will issue and deliver to the Holder a certificate or certificates representing the full number of securities issuable upon such conversion (and the issuance of such certificate or certificates shall be made without charge to the Holder of the Note for any issuance tax in respect thereof or other cost incurred by Company in connection with such conversion and the related issuance of shares).

The parties hereto are desirous of entering into this Modification and Extension Agreement.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, included but not limited to, the Recitals above, the parties hereto agree as follows:

1. Maturity Date Extension.

a)	The Lender and Company agree that the maturity date of the Note ('Maturity' therein), is hereby extended from April 14, 2012 to June 15, 2012.

b)
The entire loan, principal, and accrued interest will become immediately due upon the closing of any offering including the sale of securities or any debt or convertible offering from which the company shall have raised the gross amount of Six Hundred Thousand Dollars  ($600,000).

c)	Interest payments may be converted in whole or in part at $0.05/per share.

d)	Principal may be converted in whole or in part at $0.05/per share.

2. All other provisions of the original Note remain in effect.

Game Face Gaming, Inc.

Name /s/ Felix Elinson
Felix Elinson
Title: CEO

Agreed and Accepted:

By: /s/ Allan J. Weiss
Allan J. Weiss, Trustee
L Frankel Irrv Childrens TR